Exhibit 10.3

AMENDMENT NUMBER FIVE TO CREDIT AGREEMENT AND WAIVER
This Amendment Number Five to Credit Agreement and Waiver (“Amendment”) is entered into as of July 12, 2013, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), on the one hand, and SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (“Parent”), SILICON GRAPHICS FEDERAL, LLC, a Delaware corporation, f/k/a Silicon Graphics Federal, Inc. (“Silicon Federal”; and together with Parent each individually a “Borrower”, and individually and collectively, jointly and severally, the “Borrowers”), on the other hand, with reference to the following facts:
A.Borrowers, Agent, and Lenders have previously entered into that certain Credit Agreement, dated as of December 5, 2011 (as amended from time to time, the “Agreement”).
B.On June 24, 2013, Silicon Federal changed its name from Silicon Graphics Federal, Inc. to Silicon Graphics Federal, LLC (the “Name Change”), and changed in organizational identity from a Delaware corporation to a Delaware limited liability company (the “Organizational Change”).
C.Borrowers failed to notify Agent of the Name Change and the Organizational Change in writing at least 10 days prior thereto as required by Section 6.5 of the Agreement (the “Existing Default”).
D.Borrowers have requested that Agent and Lenders waive the Existing Default and make certain amendments to the Agreement as provided for and on the conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and supplement the Agreement as follows:
1.    DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.
2.    AMENDMENTS.
(a)    All references in the Agreement and all other Loan Documents to “Silicon Federal” shall be deemed to refer to Silicon Graphics Federal, LLC.
(b)    Schedule 1.1 to the Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:
“Borrowing Base” means, as of any date of determination, the result of:
(a)    the sum of (i) 85% of the amount of Eligible Domestic Accounts, plus (ii) the lesser of (1) $10,000,000 and (2) 85% of the amount of Eligible Foreign Accounts, plus (iii) the lesser of (1) $5,000,000 and (2) 85% of the amount of Eligible US Government Accounts, less (iv) the amount, if any, of the Dilution Reserve, plus
(b)    the lowest of
(i)    the greater of (1) $15,000,000, or (2) the lesser of (x) $20,000,000 and (y) 100% of the amount of availability created by clause (a) above,
(ii)    50% of the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory, and

Exhibit 10.3

(iii)    85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Eligible Inventory, minus
(c)    the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement, plus
(d)    100% of the undrawn amount of the Cash Collateralized Letters of Credit as of such date of determination.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit (including, unless otherwise indicated, any Cash Collateralized Letters of Credit).
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage (but not including any Letter of Credit Usage in connection with Cash Collateralized Letters of Credit).
(c)    Schedule 1.1 to the Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:
“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $10,000,000 minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.15 of the Agreement.
“Cash Collateral Account” means a Deposit Account maintained at Wells Fargo by Borrowers and designated by Administrative Borrower or Agent as the “Cash Collateral Account” and at all times subject to Agent’s first-priority perfected Lien and a Control Agreement in favor of Agent for the benefit of the those Lenders with a Revolver Commitment; provided, that the cash maintained in the Cash Collateral Account may, at Borrowers’ option, be in the form of one or more non-negotiable certificates of deposit issued by Wells Fargo having a maturity of one (1) year or less from the date of issuance thereof.
“Cash Collateralized Letters of Credit” means Letters of Credit that are designated by Administrative Borrower as “Cash Collateralized Letters of Credit” and are supported by Letter of Credit Cash Collateral in the Cash Collateral Account in an amount at least equal to the sum of 105% of the undrawn amount of such Letters of Credit.
“Excess” has the meaning specified therefor in Section 2.15.
“Increase” has the meaning specified therefor in Section 2.15.
“Increase Date” has the meaning specified therefor in Section 2.15.
“Increase Joinder” has the meaning specified therefor in Section 2.15.
“Letter of Credit Cash Collateral” means cash collateral deposited in the Cash Collateral Account and subject to the terms and conditions of Section 2.11(h).
“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.15.
“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.15.
(d)    Clause (b) set forth in Section 2.6 of the Agreement is amended by deleting such clause in its entirety and replacing it with the following:
(b)    Letter of Credit Fees.

Exhibit 10.3

(i)    With respect to Cash Collateralized Letters of Credit, Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment), a Letter of Credit fee (in addition to any applicable charges, commissions, fees, and costs set forth in Section 2.11(f)) which shall accrue at a per annum rate equal to 1.50% times the Daily Balance of the undrawn amount of all outstanding Cash Collateralized Letters of Credit.
(ii)    With respect to Letters of Credit (other than Cash Collateralized Letters of Credit) Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(f)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit, other than Cash Collateralized Letters of Credit.
(e)    Clause (f) set forth in Section 2.11 of the Agreement is amended by deleting such clause in its entirety and replacing it with the following:
(f)    Each Borrower acknowledges and agrees that any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, (i) there are no usage charges in respect of Cash Collateralized Letters of Credit, and (ii) the usage charge imposed by the Underlying Issuer in respect of Letters of Credit (other than Cash Collateralized Letters of Credit) is .50% per annum times the undrawn amount of each Underlying Letter of Credit, and such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
(f)    Section 2.11 of the Agreement is hereby amended by adding the following new clause (h) at the end thereof:
(h)    Notwithstanding anything to the contrary set forth in this Agreement, the following the terms and conditions are applicable to the Letter of Credit Cash Collateral and Cash Collateralized Letters of Credit:
(i)    At any time Cash Collateralized Letters of Credit are outstanding, Borrowers agree to maintain funds in the Cash Collateral Account in an aggregate amount at least equal to the sum of 105% of the undrawn amount of such Cash Collateralized Letters of Credit. Borrowers further agree that (1) the cash collateral deposited in the Cash Collateral Account shall be segregated from its other funds, and (2) the aggregate amount of Cash Collateralized Letters of Credit shall not exceed $5,000,000 at any time.
(ii)    Borrowers agree that it may not use the cash collateral deposited in the Cash Collateral Account for any purpose other than to secure its obligations with respect to Cash Collateralized Letters of Credit and the other Obligations. Without limiting the generality of the foregoing, Borrowers agree that while any of Cash Collateralized Letters of Credit are outstanding, they shall have no right to withdraw funds from the Cash Collateral Account or otherwise access the Cash Collateral Account except with the prior written consent of Agent.
(iii)    Borrowers, Agent and Lenders acknowledge and agree that Borrowers may from time to time deposit additional funds in the Cash Collateral Account to be included as Letter of Credit Cash Collateral. Any additional funds deposited by Borrowers in the Cash Collateral Account shall immediately (and without further action by any party hereto) be deemed to be Letter of Credit Cash Collateral and shall be subject to the terms and provisions of this clause (h) with respect to cash collateral deposited in the Cash Collateral Account.
(iv)    The cash collateralization of any Letters of Credit designated by Administrative Borrower as “Cash Collateralized Letters of Credit” pursuant to the terms hereof shall not relieve Borrowers from the obligation to pay Agent for any Letter of Credit Disbursements in accordance with Section 2.11(a) with respect to such Letters of Credit; provided, that in the absence of timely payment with respect to such Letter of Credit Disbursement by Borrowers in accordance with Section 2.11(a), and anything to the contrary contained in any Loan Document notwithstanding, such Letter of Credit Disbursement shall not automatically be deemed to be an Advance,

Exhibit 10.3

but Agent may, without notice to Borrowers, exercise its remedies with respect to the Cash Collateral Account to reimburse the Issuing Lender or the Underlying Issuer for such Letter of Credit Disbursement. In furtherance of the forgoing, Borrowers acknowledge and agree that Agent may, with notice to Borrowers (provide such notice shall not be required if at the time an Event of Default has occurred and is continuing), break any and all non-negotiable certificates of deposit constituting cash held in the Cash Collateral Account, and to the extent such breakage would result in any fees or charges to Borrowers, the same shall be payable by Borrowers and be satisfied with proceeds from the Cash Collateral Account. If Borrowers fail to timely pay Agent for a Letter of Credit Disbursement in accordance with Section 2.11(a) relative to Cash Collateralized Letters of Credit and there are insufficient funds in the Cash Collateral Account to reimburse the Issuing Lender or the Underlying Issuer for such Letter of Credit Disbursement, or if Agent is prevented from exercising its remedies with the respect to the Cash Collateral Account to reimburse the Issuing Lender or the Underlying Issuer for such Letter of Credit Disbursement, then such Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance under this clause (h) (notwithstanding any failure to satisfy any condition precedent set forth in Section 3), Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Advance. In accordance with this Section 2.11, each Lender with a Commitment shall fund its Pro Rata Share of any Advance deemed made for any Letter of Credit Disbursements with respect to Cash Collateralized Letters of Credit.
(v)    Anything to the contrary in any Loan Document notwithstanding, Borrowers acknowledge and agree that Agent may at its option and with notice to Borrowers (provide such notice shall not be required if at the time an Event of Default has occurred and is continuing) (i) exercise its rights and remedies with respect to the Cash Collateral Account to satisfy any issuance charges, commissions, fees, and costs set forth Sections 2.6(b) and 2.11(f) that are due and payable with respect to Cash Collateralized Letters of Credit, and (ii) if any Event of Default has occurred and is continuing, exercise its rights and remedies with respect to the Cash Collateral Account to satisfy any Obligations, including without limitation breaking any and all non-negotiable certificates of deposit constituting cash held in the Cash Collateral Account, and to the extent such breakage would result in any fees or charges to Borrowers, the same shall be payable by Borrowers and be satisfied with proceeds from the Cash Collateral Account.
(vi)    Borrower acknowledges and agrees that, except as otherwise set forth in this clause (h), all other terms and conditions of this Agreement regarding the Issuing Lender, Underlying Issuer, Letters of Credit, and Letter of Credit Disbursements shall continue to apply to Cash Collateralized Letters of Credit.
(g)    Section 2.15 of the Agreement is amended by deleting such Section in its entirety and replacing it with the following:
2.15    Increase in Revolver Commitments.(a)    At any time prior to December 5, 2015, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent shall invite each Lender to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments in connection with a proposed Increase at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their Revolver Commitments in connection with such proposed Increase, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $1,000,000 and integral multiples of $1,000,000 in excess thereof. In no event may the Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.15 on more than three occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments exceed $10,000,000.
(b)    Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount:

Exhibit 10.3

(i)    Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party,
(ii)    each of the conditions precedent set forth in Section 3.2 are satisfied,
(iii)    Borrowers have delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for Parent and its Subsidiaries evidencing compliance on a pro forma basis with Section 7 for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase, and
(iv)    Borrowers shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Revolver Commitments with respect to the interest margins applicable to Revolving Loans to be made pursuant to the increased Revolver Commitments (which interest margins may be made pursuant to the increased Revolver Commitments, higher than or equal to the interest margins applicable to Revolving Loans set forth in this Agreement immediately prior to the date of the increased Revolver Commitments (the date of the effectiveness of the increased Revolver Commitments and the Maximum Revolver Amount the “Increase Date”)) and shall have communicated the amount of such interest margins to Agent. Any Increase Joinder may, with the consent of Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.15 (including any amendment necessary to effectuate the interest margins for the Revolving Loans to be made pursuant to the increased Revolver Commitments). Anything to the contrary contained herein notwithstanding, if the interest margin that is to be applicable to the Revolving Loans to be made pursuant to the increased Revolver Commitments or is higher than the interest margin applicable to the Revolving Loans immediately prior to the applicable Increase Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Revolving Loans immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.
(c)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.15.
(d)    Each of the Lenders having a Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.
(e)    The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.15 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.
(h)    Exhibit B-1 of the Agreement is hereby amended by (i) deleting such Exhibit in its entirety, and (ii) inserting the Exhibit B-1 attached hereto as Exhibit A in lieu thereof.

Exhibit 10.3

3.    WAIVER. The provisions of the Agreement and the other Loan Documents to the contrary notwithstanding, and subject to the satisfaction of the conditions precedent set forth herein, Agent and the undersigned Lenders hereby waive the Existing Default; provided, that nothing herein, nor any communications among Borrowers, Agent, or any Lender, shall be deemed a waiver with respect to any current or future Default or Event of Default, other than the Existing Default, and in no event shall this waiver be deemed to be a waiver of enforcement of any of Agent’s or Lenders’ rights or remedies under the Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise, with respect to any other Default or Event of Default now existing or hereafter arising.
4.    REPRESENTATIONS AND WARRANTIES. Each Borrower hereby affirms to Agent and Lenders that all of such Borrower’s representations and warranties set forth in the Agreement are true, complete and accurate in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date).
5.    NO DEFAULTS. Other than the Existing Default, each Borrower hereby affirms to Agent and Lenders that no Event of Default has occurred and is continuing as of the date hereof.
6.    CONDITIONS.
(a)    Conditions Precedent. The effectiveness of this Amendment is hereby conditioned upon receipt by Agent of (a) a fully executed copy of this Amendment from each party hereto, and (b) subject to the condition subsequent set forth below with respect to control over such cash, evidence that at least $2,100,000 of Letter of Credit Cash Collateral has been deposited in the Cash Collateral Account.
(b)    Condition Subsequent. On or before July 26, 2013, Borrowers shall deliver to Agent a Control Agreement for the Cash Collateral Account, duly executed and delivered by the parties thereto, and the same shall be in form and substance satisfactory to Agent (including that Borrowers shall have no access to the funds in the Cash Collateral Account without the prior written consent of Agent). Any failure by Borrowers to comply with the forgoing condition subsequent within the prescribed time period shall constitute an Event of Default (unless otherwise waived or extended by agent in its sole discretion).
7.    REAFFIRMATION; ASSUMPTION. Each Borrower hereby acknowledges and reaffirms (i) all of its obligations and duties under the Loan Documents, and (ii) that the Agent, for the ratable benefit of the Lender Group, has and shall continue to have valid, perfected Liens in the Collateral as provided in the Security Agreement. In connection with the forgoing, Silicon Graphics Federal, LLC hereby (x) assumes and agrees to perform when due all present and future obligations and duties of Silicon Graphics Federal, Inc. under the Agreement and other Loan Documents and (y) ratifies and confirms that the security interest in and Lien on all Collateral as security for the obligations of Silicon Graphics Federal, Inc. under the Agreement and other Loan Documents remain effective as against Silicon Graphics Federal, LLC.
8.    COSTS AND EXPENSES. Borrowers shall pay to Agent and Lenders all of Agent’s and Lenders’ out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.
9.    LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

Exhibit 10.3

10.    COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto. This Amendment is a Loan Document and is subject to all the terms and conditions, and entitled to all the protections, applicable to Loan Documents generally.
[signatures to follow]
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation

By:	/s/ Jennifer Pileggi
Title:	SVP, General Counsel and Corporate Secretary

SILICON GRAPHICS FEDERAL, LLC, a Delaware limited liability company

By:	/s/ Kent Randolph
Title:	Secretary

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Rina Shinoda
Title:	Vice President